As filed with the Securities and Exchange Commission on April 10, 2013

REGISTRATION NO. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANTEON GROUP INC.
(Exact name of registrant as specified in its charter)

DELAWARE	01-0623010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11720 PLAZA AMERICA DRIVE, SUITE 150
RESTON, VIRGINIA 20190
 (703) 970-9200
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

SANTEON GROUP INC. 2012 EMPLOYEE INCENTIVE STOCK OPTION PLAN
AHMED SIDKY EMPLOYMENT AGREEMENT
ASHRAF M. ROFAIL EMPLOYMENT AGREEMENT
MARK GUIRGIS PROFESSIONAL SERVICES AGREEMENT
THOMAS H. TILLMAN COMPENSATION AGREEMENT
INDIVIDUAL STOCK OPTION AGREEMENTS
(Full title of the plan)

Ashraf Rofail
Chief Executive Officer
11720 Plaza America Drive, Suite 150
Reston, Virginia 20190
(703) 970-9200
(Name, Address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

 CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock, par value $0.001 per share, to be issued under the 2012 Employee Incentive Stock Option Plan	150,000(1)	$3.10	$465,000
Common Stock, par value $0.001 per share.	35,318(2)	$3.10	$109,486
Total	185,318		$574,486	$78.36

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) shares of Common Stock, par value $0.001 per share (“Common Stock”) of Santeon Group Inc. (the “Registrant”), issuable pursuant to the Santeon Group Inc. 2012 Employee Incentive Stock Option Plan (the “Plan”); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)
Represents 35,318 shares of Common Stock issued to employees, officers, directors and consultants of the Company pursuant to individual employment agreements, individual professional services agreements, and compensation agreements. The prospectus included in this Registration Statement pursuant to General Instruction C of Form S-8 covers the reoffer and resale of these shares by the Selling Stockholders. Pursuant to Rule 457(h)(3), no additional registration fee is being paid with respect to the reoffer and resale of the Common Stock being registered pursuant to this Registration Statement.

(3)
Calculated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of our Common Stock as reported by The OTCBB on April 8, 2013.

(4)	Rounded up to the nearest penny.

 EXPLANATORY NOTES

We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register an aggregate of 150,000 shares of our Common Stock issuable to employees, officers, directors and consultants pursuant to the 2012 Employee Incentive Stock Option Plan (the “Plan”).

This registration statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reofferings and resales of shares of Common Stock that may be deemed to be “control securities” under Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder that have been acquired by certain of our officers and directors, being the Selling Stockholders identified in the Reoffer Prospectus.  The number of shares of Common Stock included in the Reoffer Prospectus represents the total number of shares of Common Stock that have been or may be acquired by the Selling Stockholders pursuant to awards made to the Selling Stockholders under individual employment agreements, individual professional services agreements, and compensation agreements that we entered into, and does not necessarily represent a present intention to sell any or all such shares of Common Stock.

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

REOFFER PROSPECTUS

35,318 SHARES
SANTEON GROUP INC.
COMMON STOCK

This prospectus relates to the reoffer and resale by certain selling stockholders of 35,318 shares of our common stock, par value $0.001 per share (“Common Stock”) that may be issued by us upon exercise of options and restricted shares issued to officers, directors, employees and consultants. The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the The Over-the-Counter Bulletin Board Bulletin Board (the “OTCBB”), in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

Our Common Stock is traded on the OTCBB. On April 8, 2013, the closing price for our Common Stock, as reported by the OTC Bulletin Board, was $3.10.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS APRIL 10, 2013.

TABLE OF CONTENTS

PAGE

ABOUT THIS PROSPECTUS	6
THE COMPANY	6
RISK FACTORS	13
WHERE YOU CAN FIND MORE INFORMATION	17
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	17
NOTE REGARDING FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	18
SELLING STOCKHOLDERS	18
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	21
EXPERTS	21
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	21

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the "Commission") and therefore omits certain information in such registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any document. You can inspect a copy of the registration statement and its exhibits, without charge, at the Commission's public reference room, and can copy such material upon paying the Commission's prescribed rates.

You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  It does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes.

Unless the context otherwise requires, all references to “Santeon”, “we,” “us,” “our,” or the “Company” in this prospectus refer to Santeon Group, Inc., a Delaware corporation.

THE COMPANY

Santeon is a diversified software products and services company specializing in the transformation and optimization of business performance through the deployment or the development of innovative products and services using Agile in across the commercial, government and consumer sectors. Our innovative products and services enable organizations to optimize performance and maximize value.  Our clients include state and local governments, federal agencies and numerous private sector customers.

While our roots are in healthcare, our name means health (“santé” is French for health), we have expanded into a more horizontal solution offering carrying the same principals of building a “healthy” organization. Whether we are building solutions for commercial, government or consumers, the overall performance and health of the organization and how they benefit from our products and services is of the utmost importance.

Innovation forward is the mindset that drives our product development, service delivery and the solutions we offer our customers. We approach each business opportunity with an open mind and creativity always looking for what is best, not what is traditional or common. We strongly believe our innovation is what sets us apart from our competition and what will set our customers apart from their competition. We always look ahead at what is of long-term value.  We are agile in our thinking but focused in our execution. We are not chasers of what is trendy or what is buzz, we are evaluators of what is sustainable and reliable. Innovation is what drives our business and forward is where we are moving. We are focused on two specific aspects of our operations, specifically securing and growing the current client base and revenue, as well as new sales through both direct and in-direct sales channels.

It is important that the Company’s technology offerings are scalable, easy to implement, attract market leading channel partners, and provide tremendous value for the end customer. We continue to refine our technology assets, making them easier to deploy through partners into targeted vertical markets. Over the past two years, in spite of difficult global financial circumstances and an exceptionally soft business climate, the Company was able to acquire large enterprise customers as well as federal government agencies.  As we continue to innovate in new products and services, the Company expects new revenue opportunities to emerge.

Our corporate offices are located in Reston, Virginia with branch offices in Tampa, Florida and Cairo, Egypt. Our common stock is quoted on the inter-dealer quotation system operated by the OTC Market Group under the symbol SANT.

Recent Developments

Reverse Stock Split

On November 23, 2012 the shareholders holding a majority of the voting power of the Company’s outstanding voting stock (the “Majority Shareholder”) acted by written consent approving an amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to (a) effect a reverse stock split of our common stock by a ratio of one-for-four hundred (1:400) as shall be determined at the sole discretion of the Chief Executive Officer at any time prior to March 31, 2013, subject to receiving all requisite approvals and completion of required notice periods, and (b) reduce the number of authorized shares of our common stock from seven hundred million (700,000,000) shares to fifty million (50,000,000) shares.

On December 10, 2012 the Chief Executive Officer, in accordance with the above-mentioned written consent, determined that the reverse stock split ratio shall be a ratio of one-for-four hundred (1:400). The actions to be taken pursuant to the Written Consent became effective on January 4, 2013 following receipt of approval from FINRA and the filing of the Amended Certificate of Incorporation with the Delaware Secretary of State (the “Effective Date”). The amendment to the Certificate of Incorporation reflecting the reverse stock split (“Reverse Stock Split”) that was filed with the Delaware Secretary of State is attached as an Exhibit to this Form 10-K. To avoid the existence of fractional shares of our common stock, the Company will pay cash in lieu of fractional shares.

All references to common stock, share and per share amounts have been retroactively restated to reflect the stock split, unless explicitly stated otherwise.

Purpose and Material Effects of Reverse Stock Split

The Board believes that, among other reasons, the low market price of the Company’s Common Stock has contributed to a lack of investor interest in the Company and has made it difficult to attract new investors.  The Board has proposed the Reverse Stock Split as one method to attract new investors and believes the expected proportionate increase in stock price will enable investment from certain institutional investors who may have internal policies and practices that either prohibit or discourage them from recommending low-priced stocks.

We believe the Reverse Stock Split may improve the price level of our Common Stock and the expected proportionate increase in share price could help generate interest in the Company among investors and create other business opportunities. If the Company’s stock continues to trade at current levels, without effecting a reverse stock split, the low market price of our stock makes it increasingly difficult and potentially impossible to raise additional financing. It should be noted that the effect of the Reverse Stock Split upon the market price for our Common Stock is unpredictable, and the history of similar reverse stock split combinations for companies like ours is varied. The Board does believe however, although there can be no assurance, that the Company’s recent improvement in financial performance will have a positive effect on the post reverse stock split stock value. Accordingly, for these and other reasons discussed below, we believe effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests.

The principal effect of the Reverse Stock Split will be that the number of shares of common stock outstanding will be reduced from four hundred seventy-five million, nine hundred ninety one thousand, six hundred ninety-one (475,991,691) to one million, one hundred eighty nine thousand, eight hundred ninety-nine (1,189,899) shares of Common Stock, including 5,000 shares of common stock that were not physically certificated until after 2012 due to an administrative delay.

The number of authorized shares of Common Stock will, simultaneous with the Reverse Stock Split, be reduced to fifty million (50,000,000) The following chart depicts the capitalization structure of the Company, both, pre- and post-split, which, for the purpose of showing an example, shows the post-split with a number of different ratios up to one for one thousand:

Pre-Reverse Stock Split

Class of Shares	Authorized	Issued and Outstanding	Authorized but unissued
Common Stock	700,000,000	475,991,691	224,008,309

Preferred Stock	50,000,000	-	50,000,000

Post-Reverse Stock Split (after giving effect to payment of fractional shares)

Class of Shares	Authorized	Issued and Outstanding	Authorized but unissued
Common Stock	50,000,000	1,189,899	48,810,101

Preferred Stock	50,000,000	-	50,000,000

Except as may result from the treatment of fractional shares, the Reverse Stock Split will not change the proportionate equity interests or voting power of our stockholders. All other rights of stockholders will remain unaltered, except for possible immaterial changes. The Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Stockholders should recognize that they will own a fewer number of shares than they presently own. While we anticipate that the Reverse Stock Split will result in a potential increase in the market price of our Common Stock, there can be no assurance that the reverse split will achieve this. Should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than in the absence of a reverse split. Furthermore, the possibility exists for an adverse affect on the liquidity of the market price of our Common Stock following the Reverse Stock Split.

Plans, Proposals or Arrangements to Issue Available Shares of Common Stock

The main purpose of completing this Reverse Stock Split is to increase the market value of our Common Stock in order to have the ability to issue shares to attract investors for future financing and business partners.  The Company currently has no such financing or business partnership agreements pending.

2012 Employee Incentive Stock Option Plan

In November 2012, the 2012 Employee Incentive Stock Option Plan (the “Plan”) was adopted pursuant to the written consent of Majority Stockholders as of November 23, 2012. The Plan provides for various types of awards denominated in shares of Company’s Common Stock to employees, officers and employee directors of the Company.

The Plan shall be administered and interpreted by the Board or by a Committee appointed by the Board. If the Board administers the Plan, references to the “Committee” shall be deemed to refer to the Board. The Committee has the authority to administer and interpret the fair market value of the Common Stock, to select the employees to whom options may be granted; to determine whether and to what extent options are granted in accordance with the Plan; to determine the number of shares to be covered by each option granted under the Plan; to approve forms of agreements for use under the Plan; to determine the number of shares of Restricted Stock to be granted under the Plan; to construe and interpret the terms of the Plan and any award granted under the Plan; to determine vesting schedules; to determine whether and under what circumstances an award may be settles in Common Stock or other consideration instead of cash and to make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.

Shares subject to the Plan and types of awards

The Plan provides that up to one hundred fifty thousand (150,000) shares shall be available for grant pursuant to the various types of awards that may be granted under the Plan. Restricted stock and nonqualified stock options may be granted to employees, officers and directors. Incentive stock options may only be granted to employees. An employee who has been granted an award, if they are otherwise eligible, may be granted additional awards.

More detail regarding the 2012 Employee Incentive Stock Option Plan can be found on the Form 8-K filed on December 17, 2012.

Amendment to Articles of Incorporation

Pursuant to the November 23, 2012 written consent of a majority of holders of the Company’s voting stock and the unanimous adoption by our Board of Directors of the resolutions on November 7, 2012 and November 20, 2012, the Company amended its Certificate of Incorporation to reduce the authorized common stock available for issuance from 700,000,000 shares to 50,000,000 shares. The amendment was filed with the Delaware Secretary of State on December 27, 2012.

Our Business

Santeon is an innovation centric platform and services company serving the enterprise, government and consumer markets with platforms and services that enable organizational growth through transformation, automation, integration, outsourcing and online user experiences. Santeon is an expert and thought leader on software development and the innovative practices that enable organizations to build software and users to experience software and offers training, consulting, coaching, outsourcing, staffing and operation and maintenance services related to software development. Additionally, Santeon invests in building its own software platform in the areas of transformation, automation, electronic exchange and content management.

Santeon’s strategy is provide shareholder value through the continuous investment in platforms that are incubated, released to clients, commercialized, generate revenue and profits then spun-out to bring in cash-infusion to continue to support our innovation forward. As industry thought leaders we are always looking for innovation to support our growing client base and look forward to develop what is complementary to our core strengths. With this vision in mind, we divided our organization into practice areas that feed into the cycle of client acquisition through client retention and growth by being a one-stop full service solution company offering platforms and services to meet their demand as they transform, evolve and grow.

Strategic Consulting Practice

During 2011 and 2012, we contracted with a number of large corporate customers to provide assistance with strategic enterprise-wide Agile transformations of their information technology (“IT”) organizations. The services we provide to these customers entail Agile training, coaching and consulting work. The contribution of these contracts enabled the Company to increase revenue in 2012 by nearly $1.1 million over 2011.

In particular in 2012, we expanded our consulting and services practice into the US federal government and added another significant customer for whom the Company is a sub-contractor under a US government contract with the Department of Homeland Security. The revenue from this new contract is reflected in our 2012 financial results.

When it comes to transformation and adoption, Santeon believes it is one of the leading providers of Agile-based services. Our Agile portfolio covers the full Agile life cycle that entails: training, consulting, coaching and software development. Santeon’s consultants are well recognized in the technical community and the Company is a thought leader in large-scale enterprise Agile transformation.

With the increased pressure on organizations to perform under strict financial and competitive conditions, the demand for a transformational approach has increased and many commercial and governmental agencies are searching for new disciplines to increase output while reducing costs. Santeon has developed its own proprietary consulting framework that guides enterprises through the Agile transformation path by providing training, consulting and coaching supported by Santeon software and platforms.

Outsourcing Practice

Santeon is an established provider of software development outsourcing and leverages its offshore development facilities to deliver these services with aggressive service level agreements to ensure quality and reliability of service deliveries while providing our customers with cost efficiencies and value. Currently, Santeon offers software development support to several clients and is looking to expand its client list in 2013. Building on it’s success in benefits enrollment outsourcing through the eBN offering, Santeon has leveraged its business process management (“BPM”) platform to deliver these value added services and has significantly increased its number of partnerships and distribution channels in the latter half of 2012 and early part of 2013.

Software Development

With respect to software development, Santeon’s methodology is a value-driven development approach overcoming the pitfalls of traditional development process techniques. The Santeon approach ensures quick return on investment by producing tangible, working results early and throughout the project’s life cycle, in contrast to traditional development strategies that focus on end-results only at the end of production cycle.

Our Agile development approach aims to achieve specific goals, namely:

•	Decrease time of development and gain earlier return on investment;
•	Increase stakeholders’ involvement by enhancing the team’s ownership;
•	Improve planning and prioritization of features;
•	Build flexibility and adaptation to change; and
•	Improve transparency and tracking of progress.

Santeon continues to expand its offshore development capacity and introduce additional cost benefits to our clients through rapid release cycles and increased quality and time to market. Santeon plans on expanding its software development outsourcing business in 2013 to meet the anticipated demand for enterprises to lower development costs and speed up product delivery and revenue realization.

Electronic Benefits Network (“eBN”)

Santeon’s eBN practice offers an automated and electronic cloud-based business process outsourcing (BPO) service for benefits management by connecting hundreds of employers with SGI’s network of hundreds of health and non-health benefits providers. During 2012, Santeon licensed its technology to several human resources management software providers as well as payroll software providers and service bureaus to implement and market the Company’s eBN service.

Santeon’s eBN service simplifies benefits administration, reduces costs and improves employee service.  eBN eliminates the potential for error by automatically extracting the enrollment data already maintained in an employer’s human resource information system (“HRIS”) and transferring it to accurately and securely to insurance carriers. With eBN, employers no longer have to prepare and update enrollment reports for carriers and can avoid duplicate data entries in carrier web portals.

Platforms

Santeon is focused on balancing its service delivery model with a mixture of proprietary and licensable platforms that support the delivery. Santeon will continue to invest in the development of innovative platform as market demands increase and evolve.  With over ten years of innovation and transformation, Santeon platforms can be found powering many of the leading solutions in the market today. Our platforms power government and private sector entities and meet the challenging demands of electronic compliance, multi-party integration and business automation.

Business Process Management Platform

By approaching BPM with a full suite of integrated tools, we offer our customers the ability to manage their entire BPM initiative from beginning to end. The Santeon BPM platform focuses on the modernization and process improvement within and across organizational boundaries. Santeon’s BPM platform is a complete, tightly integrated suite of products that include process modeling and simulation, process integration and process monitoring. The suite is designed with a collaborative approach to meet the needs of both business and technical users, improving the collaboration between all stakeholders involved to ensure successful and rapid implementations to meet business goals.

In addition to directly selling our products and services directly to end-user clients, several leading technology organizations license our technology and offer it to their customers as a “white-label” product. We offer the following three products to our healthcare clients.

Agile Assessment and Management Platform

As thought leaders in the Agile community, Santeon continues to invest in research and development to develop a platform that models the Agile project management discipline rather than using platforms that are based on traditional development practices and then made to look “agile”. We released the first module of our project management framework to conduct an Agile readiness assessment and deployed it at two large enterprises during 2012. Also during 2012, we released publically a smaller version of the Agile readiness assessment for smaller enterprises and individual IT teams. In 2013 we plan on releasing additional modules of our Agile project management framework based on feedback and client needs.

Rich Content Management and Media Streaming Platform

Santeon’s rich video media platform (RVMP) is a sophisticated, out-of-the-box, component-based, and integrated IPTV network community that is ready to populate and deploy in minutes. This ease of use provides new and existing users with an advanced and rich video viewing experience. The feature-rich RVMP enables you to provide end-users with an extraordinary media experience right at their desktop or laptop computer or on any mobile device. In addition to the more efficient compression standard used by IPTV technology, the advantages over regular, traditional television are many: Internet video channels offer viewers a much more interactive and personalized experience through content search, channel browsing or surfing, participation in surveys and voting for favorite channels or video clips. Moreover, the RVMP also allows video on demand television as well as pay-per-view. In this case, the viewer can browse the catalogue of videos or schedule of programs and select the content of choice to watch on any size screen. Santeon’s RVMP gives an administrator total control of managing video content with ease.

The built-in content management system (CMS) allows users or administrators to easily manage clips or targeted ads in a highly efficient manner. Santeon supports its RVMP through training, integration, and customization services (when requested). The RVMP offers fully customizable components from simple to complex enterprise-level, branding, custom development, site management, and operational support. Online media technologies are rapidly growing and changing: by using different video formats and encoders, Santeon keeps abreast of these updates to give users the best experience under all platforms.

In addition to serving the enterprise with a sophisticated video content management system, Santeon also offers consumers a version/instance of that platform under the brand “ubroadcast.com”. ubroadcast supports user-generated video in live stream or video-on-demand modes with sophisticated capabilities for advertisers, content providers, social networking experiences and a cross-section of collaborators combined with high-definition playback technology on one platform to reach users anywhere, on any platform or device.  ubroadcast.com was originally launched as the combination of two technologies to address the unique needs of bringing video-based rich user experiences to the market. ubroadcast.com offers a complete broadcasting platform for TV and radio that enables anyone to quickly and easily broadcast a live or on-demand channel to an interactive global audience via the Internet.  With our simple-to-use broadcasting application and tools, anyone can produce a high quality interactive broadcasting and customize their channel on ubroadcast.com. In addition, the ubroadcast.com player can be embedded and shared on other websites, blogs, and social networking sites, making it the ultimate viral video-content distribution tool.

Technology and Intellectual Property

The Company claims rights in its inventions, code, and other intellectual property that it has created and that is contained in its products.  As of the date of this filing, the Company has not yet sought formal registration or filed any U.S. patent or copyright applications for such intellectual property; however, the Company may chose to do so for certain proprietary software code and processes that it has developed. The Company relies primarily upon a combination of trade secret, nondisclosure and other contractual arrangements to protect its proprietary rights.  The Company generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to and distribution of its proprietary information.  There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

Customers

Four customers accounted for 26%, 17%, 15% and 11%, respectively, of revenues in 2012 compared with two customers who accounted for 21% each of revenues in 2011. One of these customers accounted for approximately 26% of our net revenues in 2012 compared with 21% in 2011. The other customer accounted for approximately 17% of our revenues in 2012 compared with 0% in 2011.

Sales and Marketing

Our sales and marketing strategy in based on direct sales forces with the company has been investing in as well as through partnerships. The Company has obtained nearly all its large and medium-size customer through referral or as a result of attendance at Santeon-sponsored training events and conferences. In 2013, the Company intends to invest significantly in dedicated sales and business development resources to accelerate the growth of and diversify our revenue base.  The refinement of this strategy will evolve over time and be an iterative process. Our strategy for communicating with existing and potential clients is:

•	Focusing on large enterprise customers;
•	Partnering with prime government contractors; and
•	Selling or licensing our products both directly and through indirect sales channels.

Competition

We believe that Santeon is well positioned in the market to take advantage of emerging needs in transformation and business optimization. Our strong, large and financially secure client base provides us a platform to grow and compete. Our through-leadership position also allows us to attract clients who are seeking a world-class organization with depth in skills without the high price tag traditionally associated with the larger firms with significant overhead to cover. Our innovative approach to problem solving reflected in the sophisticated of our platforms positions us strongly against competitors who offer high-cost of ownership and support.

Competitors in the software development market are numerous with some of them being large and well established. There are little to no barriers to entry in the software development market however, the company’s entrenched relationships with existing marquee customers, our thought leadership in Agile software development for distributed teams and our extensive technical skills provide us with a competitive advantage over any other provider.

Some of our competitors in the Agile training, coaching and consulting services market are large and well established, with vendors such as IBM Global Services, Accenture and HP/EDS, offering a wide range of services.  We also compete with smaller, regional companies that are of similar size and market penetration as Santeon.  Historically, we have maintained long-term relationships with our current customers and believe we will be able to continue renewing contracts and in signing multi-year agreements with them in addition to acquiring new clients.

We believe our healthcare practice, specifically our eBN business, is one of the leading benefits enrollment platforms and our continued expansion of the network features and functionality has made it difficult for competitors to enter this market or challenge our market position. The network platform was developed over a substantial period and during that time we established strong customer relationships and state-of-the-art technology.  Our continued focus on its growth and development makes the barriers to entry high for our competitors.

Regulation
Currently, we do not require any government approval for our products and services. This may change in the future. However, we cannot predict how any such future regulations will affect our business.

Employees

The Company has 50 support staff, of whom 20 are located in the United States and four are executive officers. As our operations expand, we expect that we will hire additional support staff as needed.

Corporate History

Prior to May 2010, we were known as ubroadcast, Inc. (“ubroadcast”), the owner of ubroadcast.com, an Internet broadcasting web site, and were in a series of unrelated businesses.  From January 2009 until May 2010, our principal business activity was the development of the ubroadcast.com proprietary software that provided a platform for hosting live interactive radio shows on the Internet.

In February 2010, ubroadcast acquired all of the issued and outstanding equity of iVu Media Corp. (“iVu”), an Alexandria, Virginia-based software company in exchange for twenty-five thousand (25,000) shares of its common stock.  iVu Media Corp., developed and owned a state-of-the-art video content management (“VCM”) system.  iVu Media’s VCM worked in tandem with a high-definition playback technology, an Internet broadcasting platform that attracted Fortune 500 clients and many leading international broadcasting firms.

In April 2010, ubroadcast acquired X2A Consulting, LLC, (“X2A”) an Alexandria, Virginia-based software company for twenty-five thousand (25,000) shares of its common stock.

In May 2010, ubroadcast acquired a significant majority (99.2%) of the issued and outstanding capital stock of Santeon, Inc. (“Santeon”) in exchange for an aggregate amount of three hundred seventeen thousand five hundred forty-six shares (317,546) of ubroadcast common stock (the “Merger Transaction”). Prior to the Merger Transaction, Santeon was a privately held company specializing in the development of software products and offers software services including software development outsourcing services and solutions across industries.  The Merger Transaction was structured, as a transaction in which Santeon would merge into a wholly owned subsidiary of ubroadcast and as a result of the Merger Transaction Santeon would become a wholly owned subsidiary of ubroadcast.  Pursuant to the terms of the Merger Transaction, the Company’s board of directors was reconstituted and Santeon was granted the right to appoint three members to the Board of Directors while ubroadcast maintained two board seats. In May 2010 and concurrent with the Merger Transaction, ubroadcast changed its name from ubroadcast, Inc. to Santeon Group Inc. (“SGI” or the “Company”) and the common stock symbol was changed from “UBCI” to “SANT”.

At the closing of the Merger Transaction on May 12, 2010, a majority of the shares of Santeon (99.2%) were delivered to Santeon Group Inc., formerly known as ubroadcast, and 317,546 shares of SGI were issued to Santeon’s participating shareholders.

The Merger Transaction has been accounted for as a reverse acquisition of SGI, formerly known as ubroadcast, by Santeon but in substance as a capital transaction, rather than a business combination, since SGI had nominal operations and assets prior to and as of the closing of the Merger Transaction.  The former stockholders of Santeon represent a significant constituency of the Company’s voting power as a result of the Merger Transaction and Santeon’s management has assumed operational, financial and governance control.  The transaction is deemed a reverse recapitalization and the accounting is similar to that resulting from a reverse acquisition, except that no goodwill or other intangible assets has been recorded. For accounting purposes, Santeon is treated as the surviving entity and accounting acquirer although SGI was the legal acquirer. Accordingly, the Company’s historical financial statements are those of Santeon, Inc.

The Company filed the certificate of merger with the Delaware Secretary of State on March 26, 2012 to complete the administrative procedures required for the Merger Transaction.  Despite the effective date of the certificate of merger (March 26, 2012), for accounting and operational purposes, Company management has accounted for the Merger Transaction as if it occurred with an effective date of May 12, 2010, as originally intended.

 RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  The risk factors listed below are those that we consider to be material to an investment in our Common Stock and those, which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below.  In such an event, the trading price of our Common Stock could decline, and you could lose all or part of your investment.  Before you invest in our Common Stock, you should be aware of various risks, including those described below.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our Common Stock.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 18.

We operate in a rapidly changing economic and technological environment that presents numerous risks, many of which are driven by factors that we cannot control or predict. The following discussion, as well as our “Critical Accounting Policies and Estimates” discussion in Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7) on our Annual Report on Form 10-K for the year ended December 31, 2012, highlights some of these risks. The risks described below are not exhaustive and you should carefully consider these risks and uncertainties before investing in our securities.

Economic, political and market conditions, including the recent recession and global economic crisis, can adversely affect our business, results of operations and financial condition, including our revenue growth and profitability, which in turn could adversely affect our stock price.  Our business is influenced by a range of factors that are beyond our control and that we have no comparative advantage in forecasting. These include:

●	general economic and business conditions;

●	the overall demand for software systems and services;

●	general political developments; and

●	currency exchange rate fluctuations.

Macroeconomic developments like the recent recessions in the U.S. and Europe and the debt crisis in certain countries in the European Union could negatively affect our business, operating results or financial condition that, in turn, could adversely affect our ability to sell or companies’ willingness to purchase our products and services. A general weakening of, and related declining corporate confidence in, the global economy or the curtailment in government or corporate spending could cause current or potential customers to reduce their information technology (IT) and/or training budgets or be unable to fund software, hardware systems or services purchases, which could cause customers to delay, decrease or cancel purchases of our products, services and training programs or cause customers not to pay us or to delay paying us for previously purchased products and services.

In addition, political unrest in regions like the Middle East, terrorist attacks around the globe and the potential for other hostilities in various parts of the world, potential public health crises and natural disasters, continue to contribute to a climate of economic and political uncertainty that could adversely affect our results of operations and financial condition, including our revenue growth and profitability. These factors generally have the strongest effect on our sales of new software licenses, hardware systems products, hardware systems support and related services and, to a lesser extent, also may affect our renewal rates for software license updates and product support.

We may fail to achieve our financial forecasts due to inaccurate sales forecasts or other factors. Our revenues, and particularly our new software license revenues, are difficult to forecast, and, as a result, our operating results can fluctuate substantially.

We use a “pipeline” system, a common industry practice, to forecast sales and trends in our business. Our sales personnel monitor the status of all proposals and estimate when a customer will make a purchase decision and the dollar amount of the sale. These estimates are aggregated periodically to generate a sales pipeline. Our pipeline estimates can prove to be unreliable both in a particular quarter and over a longer period of time, in part because the “conversion rate” or “closure rate” of the pipeline into contracts can be very difficult to estimate. A contraction in the conversion rate, or in the pipeline itself, could cause us to plan or budget incorrectly and adversely affect our business or results of operations. In particular, a slowdown in IT spending or economic conditions generally can unexpectedly reduce the conversion rate in particular periods as purchasing decisions are delayed, reduced in amount or cancelled. The conversion rate can also be affected by the tendency of some of our customers to wait until the end of a fiscal period in the hope of obtaining more favorable terms, which can also impede our ability to negotiate, execute and deliver upon these contracts in a timely manner.

Our success depends upon our ability to develop new products and services, integrate acquired products and services and enhance our existing products and services.    Rapid technological advances and evolving standards in computer hardware and software development and communications infrastructure, changing and increasingly sophisticated customer needs and frequent new product introductions and enhancements characterize the enterprise software and hardware systems markets in which we compete. If we are unable to develop new or sufficiently differentiated products and services, or enhance and improve our products and support services in a timely manner or to position and/or price our products and services to meet market demand, customers may not buy our software products and/or support contracts. Renewals of these support contracts are important to the growth of our business. In addition, IT standards from both consortia and formal standards-setting forums as well as de facto marketplace standards are rapidly evolving. We cannot provide any assurance that the standards on which we choose to develop new products will allow us to compete effectively for business opportunities in emerging areas.

We are also subject to a variety of other risks and challenges in managing an organization operating in multiple locations, including those related to:

•	general economic conditions in each country or region;

•	fluctuations in currency exchange rates and related impacts to our operating results;

•	political unrest, terrorism and the potential for other hostilities, particularly in the Middle East;

•	public health risks, particularly in areas in which we have significant operations;

•	longer payment cycles and difficulties in collecting accounts receivable; and

•	difficulties in transferring funds from or converting currencies in certain countries.

We may experience foreign currency gains and losses.  We conduct a certain number of transactions in currencies other than the U.S. Dollar. Changes in the value of foreign currencies relative to the U.S. Dollar can significantly affect revenues and our operating results.

We may lose key employees or may be unable to hire enough qualified employees.  We rely on the continued service of our senior management, including our Chief Executive Officer and founder, members of our executive team and other key employees and the hiring of new qualified employees. In the technology industry, there is substantial and continuous competition for highly skilled business, product development, technical, training and other personnel.  We may also experience increased compensation costs that are not offset by either improved productivity or higher sales. We may not be successful in recruiting new personnel and in retaining and motivating existing personnel. With rare exceptions, we do not have long-term employment or non-competition agreements with our employees. Members of our senior management team may leave for a variety of reasons, and we cannot assure you that there will not be additional departures, which may be disruptive to our operations. We continually focus on improving our cost structure by hiring personnel in countries where advanced technical expertise is available at lower costs. When we make adjustments to our workforce, we may incur expenses associated with workforce reductions that delay the benefit of a more efficient workforce structure. We may also experience increased competition for employees in these countries as the trend toward globalization continues, which may affect our employee retention efforts and increase our expenses in an effort to offer a competitive compensation program. Our compensation program includes grants of restricted stock, which is an important tool in attracting and retaining employees in our industry. If our stock price performs poorly, it may adversely affect our ability to retain or attract employees. In addition, because we expense all stock-based compensation, we may in the future change our stock-based and other compensation practices. Some of the changes we consider from time to time include a reduction in the number of employees granted stock, a reduction in the number of shares granted per employee and a change to alternative forms of stock-based compensation. Any changes in our compensation practices or changes made by competitors could affect our ability to retain and motivate existing personnel and recruit new personnel.

Our sales to government clients subject us to risks including early termination, audits, investigations, sanctions and penalties.    We derive revenues from contracts with some state and local governments and other agencies, that may terminate at any time, without cause. There is increased pressure for governments and their agencies, to reduce spending. Our contracts at the state and local levels are subject to government funding authorizations. Additionally, government contracts are generally subject to audits and investigations which could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business.

We may need to change our pricing models to compete successfully.    The intense competition we face in the sales of our products and services and general economic and business conditions can put pressure on us to change our prices. If our competitors offer deep discounts on certain products or services or develop products that the marketplace considers more valuable, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect operating results. Our software license updates and product support fees and hardware systems support fees are generally priced as a percentage of our net new software license fees and net new hardware systems products fees, respectively. Our competitors may offer lower pricing on their support offerings, which could put pressure on us to further discount our new license prices.

Any broad-based change to our prices and pricing policies could cause our revenues to decline or be delayed as our sales force implements and our customers adjust to the new pricing policies. Some of our competitors may bundle products for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. These practices could, over time, significantly constrain the prices that we can charge for certain of our products. If we do not adapt our pricing models to reflect changes in customer use of our products or changes in customer demand, our revenues could decrease.

We might experience significant errors or security flaws in our software products and services.   Despite testing prior to their release, software products frequently contain errors or security flaws, especially when first introduced or when new versions are released. The detection and correction of any security flaws can be time consuming and costly. Errors in our software products could affect the ability of our products to work with other hardware or software products, could delay the development or release of new products or new versions of products and could adversely affect market acceptance of our products. If we experience errors or delays in releasing new software products or new versions of software products, we could lose revenues. End users, who rely on our software products and services for applications that are critical to their businesses, may have a greater sensitivity to product errors and security vulnerabilities than customers for software products generally. Software product errors and security flaws in our products or services could expose us to product liability, performance and/or warranty claims as well as harm our reputation, which could impact our future sales of products and services. In addition, we may be legally required to publicly report security breaches of our services, which could adversely impact future business prospects for those services.

We may not receive significant revenues from our current research and development efforts for several years, if at all.    Developing software and hardware products is expensive, and the investment in product development often involves a long return on investment cycle. We have made and expect to continue to make investments in research and development and related product opportunities. Accelerated product introductions and short product life cycles require material levels of expenditures for research and development that could adversely affect our operating results if not offset by revenue increases. We believe that we must continue to dedicate a material amount of resources to our research and development efforts to maintain our competitive position. It is possible that we may not receive significant revenues from these investments for several years, if at all.

We may not be able, in the near term, to increase the Company’s stock price above current levels.  The Company’s stock price has traded at or below one penny for an extended period of time and therefore can be considered a “penny stock”. Traditionally, penny stocks are low-priced shares of small companies.  Penny stocks may trade infrequently – which means that it may be difficult to sell penny stock shares if you own them due to a perceived lack of liquidity or other risk associated with the company issuing them. While penny stocks generally trade over-the-counter, they may also trade on U.S. securities exchanges, facilities of U.S. exchanges, or foreign exchanges. It may be difficult to find quotations for penny stocks, because national exchanges may either de-list the companies they represent or may not provide timely records of trading activity.  It is likely that the Company’s stock price will experience significant fluctuations, as measured in percentage terms and investors in the Company’s stock should be prepared for the possibility that they may lose their entire investment.

Changes in our relationships with significant customers or suppliers could adversely affect us. During 2012, our two largest customers accounted for approximately 43% of our total revenues. There can be no assurance that all significant customers will continue to purchase our products and or services in the same quantities or on the same terms as in the past. The loss of a significant customer or a material reduction in sales to a significant customer could materially and adversely affect our product sales, financial condition and results of operations.

Because our common stock trades on the Over-the-Counter Bulletin Board, you may not be able to buy and sell our common stock at optimum prices and you face liquidity issues. OTCBB is a regulated quotation service that displays quotes, last sales prices and volume in over-the-counter securities.  The trading of our stock on the OTCBB imposes, among others, the following risks:

●
Availability of quotes and order information – Because OTCBB trades and quotations involve a manual process (over the telephone) rather than automated or electronically linked execution systems, the market information for our common stock cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations could result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting, and the delivery of trade confirmations may be delayed significantly.  Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

●
Liquidity Risks – Liquidity refers to the ability to freely buy and sell securities at given prices and volumes.  In general, the more activity in a given security, and the more market makers participating in a security, the greater the liquidity in the security.  Because the OTC Bulletin Board generally has fewer market makers participating in a Bulletin Board security, the liquidity in our common stock may be significantly less than what might be experienced in the NASDAQ or listed markets.  As such, you may only receive a partial execution or your order may not be executed at all.  Additionally, the price received on a market order may be significantly different from the price quoted at the time of order entry.  Additionally, when fewer shares of our common stock are being traded, larger spreads between bid and ask prices and volatile swings in price may result.

●
Dealer's Spread   – The dealer's spread (the difference between the bid and ask prices) of our security may be large and may result in substantial losses to the seller of our common stock on the OTCBB if the common stock must be sold immediately.  Further, purchasers of our common stock may incur an immediate "paper" loss due to the price spread.  Moreover, dealers trading on the OTCBB may not have a bid price for securities bought and sold through the OTCBB.  Due to the foregoing, there may be decreased demand for our common stock traded through the OTCBB.

Future sales of shares of our common stock may cause the prevailing market price of our shares to decline and could harm our ability to raise additional capital. We have previously issued a substantial number of shares of Common Stock, which are eligible for resale under Rule 144 of Securities Act of 1933, and may become freely tradable.  We have also registered a substantial number of shares including shares that are issuable upon the exercise of options and warrants.  In addition, if holders of options and warrants choose to exercise their purchase rights and sell shares of Common stock in the public market or if holders of currently restricted Common Stock or registered Common Stock sell such shares in the public market, or attempt to publicly sell such shares in a short time period, the prevailing market price for our common stock may decline.  Such decline in the price of our common stock may also adversely affect our ability to raise additional capital.

WHERE YOU CAN FIND MORE INFORMATION

 We file annual, quarterly and current reports and other information with the SEC (File No. 033-19961). You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet website that contains all our electronic filings and the filings of other issuers that file electronically with the SEC. The SEC’s website is http://www.sec.gov . Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov .

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), until we terminate this offering:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2012 (filed March 19, 2013);
2.	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 (filed October 4, 2012), June 30, 2012 (filed October 12, 2012), and September 30, 2012 (filed November 1, 2012);
3.	Our current reports on Form 8-K filed on May 18, 2010, May 14, 2012, December 17, 2012 and March 20, 2013; and

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide at no cost to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus, excluding the exhibits to such filings that we have not specifically incorporated by reference in such filings. You should direct such requests to us at 11720 Plaza America Drive, Suite 150, Reston, Virginia 20190, Attention: Kerry Pollak, General Counsel, telephone number (703) 970-9200.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are statements that include information based upon beliefs of our management, as well as assumptions made by and information available to our management. Statements containing terms such as "believes," "expects," "anticipates," "intends" or similar words are intended to identify forward-looking statements.

Our management, based upon assumptions they consider reasonable, has compiled these forward-looking statements. Such statements reflect our current views with respect to future events. These statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus or the materials incorporated by reference into this prospectus.

You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement. Such statements speak only as of the date of this prospectus and we are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The shares of Common Stock offered by this prospectus are being registered for the account of the selling stockholders identified in this prospectus (See “Selling Stockholders”).  All net proceeds from the sale of Common Stock will go to the shareholders who offer and sell their shares.  We will not receive any part of the proceeds from such sales. We will, however, receive the exercise price of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING STOCKHOLDER

This prospectus relates to the reoffer and resale of shares of common stock (“Common Stock”) issued or that may be issued to the selling stockholders pursuant to the Plan, individual employment agreements, individual professional services agreements, and compensation agreements. The following table sets forth (i) the number of shares of Common Stock beneficially owned by each selling stockholder as of the date of this prospectus, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of the date of this prospectus), and (iii) the number and percentage of shares of our Common Stock to be held by each selling stockholder after completion of the offering. All of the selling stockholders have had a material relationship with us within the past three years other than as a result of the ownership of our securities as follows:

NAME(1) AND POSITION	NUMBER OF SHARES BENEFICIALLY OWNED PRIOR TO OFFERING(2)		NUMBER OF SHARES BEING OFFERED(3)	NUMBER OF SHARES OF BENEFICIALLY OWNED AFTER OFFERING(4)	PERCENTAGE OUTSTANDING COMMON STOCK AFTER OFFERING(4)
Ashraf M. Rofail Chief Executive Officer	156,431	(5)	13,723	142,708	11.99%
Ahmed S. Sidky Executive Vice President	154,811	(6)	13,723	141,088	11.86%
Mark Guirgis Executive Vice President and Chief Financial Officer	25,856	(7)	25,856	0	*
Thomas H. Tillman Employee	11,016	(8)	11,016	0	*
Wessam Micheal Senior Vice President – Client Services and Learning	8,000	(9)	8,000	0	*

(1)           Except as otherwise indicated, the address for each beneficial owner is c/o Santeon Group Inc., 11720 Plaza America Drive, Suite 150, Reston, Virginia 20190.

(2)           Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities.

(3)           Consists of shares issuable upon the exercise of options both currently exercisable and not currently exercisable and restricted Common Stock.

(4)           Beneficial ownership of shares held by each selling stockholder after this offering has been calculated, for purposes of this disclosure, by subtracting the number of shares registered for sale by each Selling Stockholder from that Selling Stockholder’s current beneficial ownership as disclosed in column 2. Beneficial ownership by each Selling Stockholder as disclosed assumes that each selling stockholder sold all of the shares he or she is offering in this prospectus but actually will depend on the number of shares sold by such selling stockholder in this offering. Assumes a base of 1,189,899 issued and outstanding shares of Common Stock as of the day of this prospectus.

(5)           Includes 5,723 restricted Common Shares, issued pursuant to the Employment Agreement between Registrant and Ashraf M. Rofail, which was filed as Exhibit 10.3 on the Form 8-K on May 18, 2012 and options to purchase 8,000 shares of our Common Stock.

(6)           Includes 5,723 restricted Common Shares, issued pursuant to the Employment Agreement between Registrant and Ahmed Sidky, which was filed as Exhibit 10.4 on the Form 8-K on May 18, 2012 and options to purchase 8,000 shares of our Common Stock.

(7)            Includes 17,868 restricted Common Shares issued pursuant to a professional services agreement and options to purchase 8,000 shares of our Common Stock.

(8)           Includes 6,016 restricted Common Shares issued pursuant to a compensation agreement and options to purchase 5,000 shares of our Common Stock.

(9)           Includes options to purchase 8,000 shares of our Common Stock.

PLAN OF DISTRIBUTION

There is no underwriter for the sale of Common Stock by the selling stockholders.  We will bear all expenses in connection with the preparation of this prospectus.  The selling stockholders will bear all expenses associated with the sale of their Common Stock.  There can be no assurance that the selling stockholders will sell any or all of the shares of Common Stock offered by them under this prospectus or otherwise.

 At the time a selling stockholder makes an offer to sell shares, to the extent required by the Securities Act of 1933, as amended (the “Securities Act”), a prospectus will be delivered.  If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

The selling stockholders may offer their shares of Common Stock directly or through pledgees, donees, transferees or other successors-in-interest in one or more of the following transactions:

●	ordinary brokerage transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may offer their shares of Common Stock at any of the following prices:

●	fixed prices that may be changed;

●	market prices prevailing at the time of sale;

●	prices related to such prevailing market prices; and

●	at negotiated prices.

The selling stockholders may effect transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring Common Stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the OTCBB or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of Common Stock.  The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the Common Stock under the laws of any country other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

The selling stockholders with respect to any purchase or sale of shares of Common Stock are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (the “Distribution”) from bidding for, purchasing, or attempting to induce any person to bid for or purchase for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period beginning one or more business days before and ending one day after completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing of our Common Stock except for the purpose of preventing or retarding a decline in the open market price of our Common Stock.  No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the Selling Stockholders will be reoffering and reselling our Common Stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect of our Common Stock.

Any shares of Common Stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.  There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.  To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker, dealer, agent or other person regarding the sale of Common Stock by the selling stockholders.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby have been passed upon for us by our General Counsel.

EXPERTS

Our financial statements as of December 31, 2012 and 2011 and for each of the years then ended appearing in our annual report on Form 10-K for the year ended December 31, 2012 have been audited by RBSM LLP, independent registered public accounting firm, as set forth in their report dated March 19, 2013 included in the annual report.  Those financial statements are incorporated by reference in this prospectus in reliance upon that report given on the authority of RBSM LLP as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide our directors with protection for breaches of their fiduciary duties to us and our shareholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

35,318 SHARES OF COMMON STOCK

PROSPECTUS

APRIL 10, 2013

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated herein by reference:

(a)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2012.

(b)           The Registrant’s Quarterly Reports of Form 10-Q for the periods ended March 31, 2012 (filed October 4, 2012), June 30, 2012 (filed October 12, 2012), and September 30, 2012 (filed November 1, 2012);

(c)           The Registrant’ Current Report on Form 8-K filed on May 18, 2010, May 14, 2012, December 17, 2012 and March 20, 2013; and

(d)           All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of the form referred to in (a) above.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

 ITEM 4. DESCRIPTION OF SECURITIES

Set forth below is a description of our Common Stock. The following description of our Common Stock is a summary and is subject to and qualified by the applicable provisions of our certificate of incorporation, our bylaws and the relevant provisions of the laws of the state of Delaware.

We are currently authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share. As of April 8, 2013, 1,189,899 shares of our common stock were issued and outstanding leaving 48,810,101 authorized but unissued shares of common stock.

All shares of Common Stock issued will be duly authorized, fully paid and non-assessable. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Under Delaware law, stockholders generally are not liable for our debts or obligations. Our certificate of incorporation does not authorize cumulative voting for the election of directors. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our Common Stock, the holders of shares of our Common Stock are entitled to receive dividends that are declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our Common Stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our Common Stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock offered hereby have been passed upon for us by our General Counsel.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Twelfth of the Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

No.	Description
4.1	2012 Employee Incentive Stock Option Plan. (Incorporated herein by reference on the Form 8-K filed as Exhibit 10.1 on December 17, 2012)

4.2*	Incentive Stock Option Agreement

5.1*	Opinion of General Counsel regarding legality of securities being registered.

10.1	Employment Agreement between Registrant and Ahmed Sidky. (Incorporated herein by reference on our Current Report on the Form 8-K filed on May 18, 2010 filed as Exhibit 10.3)

10.2	Employment Agreement between Registrant and Ashraf M. Rofail. (Incorporated herein by reference on our Current Report on the Form 8-K filed on May 18, 2010 filed as Exhibit 10.4)

23.1*	Consent of RBSM LLP independent registered public accounting firm.

23.2*	Consent of General Counsel (contained in Exhibit 5.1).
________________
* Filed herewith

ITEM 9. UNDERTAKINGS.

 (a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on April 10, 2013.

SANTEON GROUP INC.

By:	/s/ Ashraf Rofail
Ashraf Rofail, Chairman and Chief Executive Officer

 KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Ashraf Rofail his true and lawful attorney-in-fact and agent, with full power and substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ashraf Rofail	Chairman of the Board and Chief Executive	April 10, 2013
Ashraf Rofail	Officer (principal executive officer)

/s/ Mark Guirgus	Executive Vice President and Chief Financial Officer	April 10, 2013
Mark Guirgus	(principal financial and
accounting officer)

/s/ Ahmed Sidky	Executive Vice President and Director	April 10, 2013
Ahmed Sidky

/s/ Ashraf Yacoub	Independent Director	April 10, 2013
Ashraf Yacoub

INDEX TO EXHIBITS

No.	Description
4.1	2012 Employee Incentive Stock Option Plan. (Incorporated herein by reference on the Form 8-K filed as Exhibit 10.1 on December 17, 2012)

4.2*	Incentive Stock Option Agreement

5.1*	Opinion of General Counsel regarding legality of securities being registered.

10.1	Employment Agreement between Registrant and Ashraf M. Rofail (Incorporated herein by reference on our Current Report on the Form 10-K filed on May 18, 2010 filed as Exhibit 10.3)

10.2	Employment Agreement between Registrant and Ashraf M. Rofail. Ahmed Sidky (Incorporated herein by reference on our Current Report on the Form 10-K filed on May 18, 2010 filed as Exhibit 10.4)

23.1*	Consent of RBSM LLP independent registered public accounting firm.

23.2*	Consent of General Counsel (contained in Exhibit 5.1).
________________
* Filed herewith